PRICING SUPPLEMENT No. 2013B Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-184193 Dated May 27, 2014 $2,773,000 Deutsche Bank AG Airbag Performance Securities
Linked to the S&P 500® Index due May 31, 2019
Investment Description
The Airbag Performance Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the S&P 500® Index (the “Index”). If the Index Return is positive, Deutsche Bank AG will repay the Face Amount of the Securities at maturity and pay a return equal to the Index Return multiplied by the Participation Rate of 125.90%. If the Index Return is zero or negative, but does not breach the Threshold Percentage of -25.00%, Deutsche Bank AG will repay the Face Amount of the Securities at maturity. However, if the Index Return is negative and breaches the Threshold Percentage, Deutsche Bank AG will pay you less than the Face Amount at maturity, resulting in a loss on the Face Amount to investors of 1.3333% for each 1% decline in the level of the Index in excess of the Threshold Percentage, up to a complete loss of the Face Amount. Investing in the Securities involves significant risks. You will not receive coupon payments during the 5-year term of the Securities. You may lose some or all of your initial investment. You will not receive dividends or other distributions paid on any stocks included in the Index. The contingent repayment of the Face Amount applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of the Face Amount provided at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.
Features	Key Dates
❑ Participation in Positive Index Returns: If the Index Return is positive, the Issuer will repay the Face Amount of the Securities at maturity and pay a return equal to the Index Return multiplied by the Participation Rate. If the Index Return is negative, investors may be exposed to the decline in the Index at maturity.
❑ Downside Exposure with Contingent Repayment of the Face Amount at Maturity: If the Index Return is zero or negative but does not breach the Threshold Percentage of -25%, the Issuer will repay the Face Amount of the Securities at maturity. However, if the Index Return is negative and breaches the Threshold Percentage, the Issuer will pay less than the Face Amount of the Securities, resulting in a loss on the Face Amount to investors of 1.3333% for each 1% decline in the level of the Index in excess of the Threshold Percentage, up to a complete loss of the Face Amount. The contingent repayment of the Face Amount applies only if you hold the Securities to maturity. You might lose some or all of your initial investment. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.
	Trade Date Settlement Date Final Valuation Date1 Maturity Date1 1See page 4 for additional details.	May 27, 2014 May 30, 2014 May 24, 2019 May 31, 2019

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE UP TO THE FULL DOWNSIDE MARKET RISK OF THE INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering
We are offering Airbag Performance Securities Linked to the S&P 500® Index. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Index. The Securities are the unsubordinated and unsecured obligations of Deutsche Bank AG. The Securities will be issued in minimum denominations equal to $1,000 and integral multiples of $1,000 thereof.
Index	Initial Level	Participation Rate	Downside Participation Factor	Threshold Percentage	CUSIP/ ISIN
S&P 500® Index (Ticker: SPX)	1,911.91	125.90%	1.3333	-25.00%	25155Q441 / US25155Q4414
See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in underlying supplement No. 1 dated October 1, 2012, product supplement B dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012, as modified and supplemented by this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ from those set forth in the accompanying product supplement, will supersede the terms set forth in such product supplement.
The Issuer’s estimated value of the Securities on the Trade Date is $981.10 per $1,000 Face Amount of Securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on the following page of this pricing supplement for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying underlying supplement No. 1, product supplement B, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Offering of Securities	Price to Public(1)	Discounts and Commissions(1)	Proceeds to Us
Airbag Performance Securities linked to the S&P 500® Index
Per Security	$1,000.00	$0.00	$1,000.00
Total	$2,773,000.00	$0.00	$2,773,000.00

(1)
With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent for such sales at an Issue Price of $1,000 per Face Amount of Securities and will not receive a sales commission. For more information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,773,000.00	$357.16

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six and a quarter months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities

You should read this pricing supplement, together with the underlying supplement No. 1 dated October 1, 2012, product supplement B dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the SEC website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

♦	Product supplement B dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005077/crt_dp33020-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, for the offering to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Airbag Performance Securities that are offered hereby, unless the context otherwise requires.

The terms of the Securities as set forth in this pricing supplement, to the extent they differ from those set forth in the accompanying product supplement, will supersede the terms set forth in such product supplement.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 5 of this pricing supplement and “Risk Factors” on page 7 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:
♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that can have up to the full downside market risk of a hypothetical investment in the Index or in the stocks included in the Index.

♦    You believe that the level of the Index will increase over the term of the Securities.

♦    You are willing to invest in the Securities based on the Participation Rate indicated on the cover hereof.

♦    You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦    You do not seek current income from your investment and are willing to forgo any dividends or any other distributions paid on the stocks included in the Index.

♦    You are willing and able to hold the Securities to the Maturity Date, as set forth on the cover of this pricing supplement and accept that there may be little or no secondary market for the Securities.

♦    You are willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, and understand that if Deutsche Bank AG defaults on its obligations you might not receive any amounts due to you, including any repayment of the Face Amount.

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You require an investment designed to guarantee a full return of the Face Amount at maturity.

♦    You cannot tolerate the loss of all or a substantial portion of your initial investment, and you are not willing to make an investment that can have up to the full downside market risk of a hypothetical investment in the Index or in the stocks included in the Index.

♦    You believe that the level of the Index will decline during the term of the Securities such that the negative Index Return is likely to breach the Threshold Percentage on the Final Valuation Date.

♦    You are unwilling to invest in the Securities based on the Participation Rate indicated on the cover hereof.

♦    You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦    You seek current income from this investment or prefer to receive any dividends and any other distributions paid on the stocks included in the Index.

♦    You are unwilling or unable to hold the Securities to the Maturity Date, as set forth on the cover of this pricing supplement or you seek an investment for which there will be an active secondary market.

♦    You are not willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, including any repayment of the Face Amount.

Final Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount per Security
Face Amount	$1,000 per Security. The Payment at Maturity will be based on the Face Amount.
Term	Approximately 5 years
Trade Date	May 27, 2014
Settlement Date	May 30, 2014
Final Valuation Date1	May 24, 2019
Maturity Date1, 2	May 31, 2019
Index	S&P 500® Index (Ticker: SPX)
Threshold Percentage	-25%
Participation Rate	125.90%
Downside Participation Factor	1.3333
Payment at Maturity (per $1,000 Face Amount of Securities)
If the Index Return is positive, Deutsche Bank AG will pay you at maturity a cash payment per $1,000 Face Amount of Securities that provides you with the Face Amount of $1,000 plus a return equal to the Index Return multiplied by the Participation Rate, calculated as follows:

$1,000 + ($1,000 × Index Return × Participation Rate)

If the Index Return is zero or negative but does not breach the Threshold Percentage on the Final Valuation Date, Deutsche Bank AG will pay you at maturity a cash payment of $1,000 per $1,000 Face Amount of Securities.

If the Index Return is negative and breaches the Threshold Percentage on the Final Valuation Date, Deutsche Bank AG will pay you at maturity a cash payment that is less than the Face Amount of $1,000 per $1,000 Face Amount of Securities, resulting in a loss on the Face Amount of 1.3333% for each 1% decline in the level of the Index in excess of the Threshold Percentage, calculated as follows:

$1,000 + [$1,000 × (Index Return - Threshold Percentage) x Downside Participation Factor]

In this scenario, you will lose some or all of the Face Amount.

Index Return	Final Level – Initial Level Initial Level
Initial Level	1,911.91, equal to the closing level of the Index on the Trade Date
Final Level	The closing level of the Index on the Final Valuation Date
INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF THE FACE AMOUNT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade Date:	The closing level of the Index (Initial Level) is observed and the Participation Rate is set.

Maturity Date:
The Final Level and Index Return are determined on the Final Valuation Date.

If the Index Return is positive, Deutsche Bank AG will pay you at maturity a cash payment per $1,000 Face Amount of Securities that provides you with the Face Amount of $1,000 plus a return equal to the Index Return multiplied by the Participation Rate, calculated as follows:

$1,000 + ($1,000 x Index Return x Participation Rate)

If the Index Return is zero or negative but does not breach the Threshold Percentage on the Final Valuation Date, Deutsche Bank AG will pay you at maturity a cash payment of $1,000 per $1,000 Face Amount of Securities.

If the Index Return is negative and breaches the Threshold Percentage on the Final Valuation Date, Deutsche Bank AG will pay you at maturity a cash payment that is less than the Face Amount of $1,000 per $1,000 Face Amount of Securities, resulting in a loss on the Face Amount of 1.3333% for each 1% decline in the level of the Index in excess of the Threshold Percentage, calculated as follows:

$1,000 + [$1,000 × (Index Return - Threshold Percentage) x Downside Participation Factor]

In this scenario, you will lose some or all of the Face Amount.

1	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

2
Notwithstanding what is provided under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Index or in any of the stocks composing the Index. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦
Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you your initial investment in the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive, zero or negative and if the Index Return is negative, whether the decline breaches the Threshold Percentage. If the Index Return is negative and breaches the Threshold Percentage, Deutsche Bank AG will pay you less than the full Face Amount at maturity, resulting in a loss on the Face Amount of 1.3333% for each 1% decline in the level of the Index in excess of the Threshold Percentage. Accordingly, you will lose some or all of your initial investment if the Index Return is negative and less than the Threshold Percentage.

♦
Contingent Repayment of Your Initial Investment Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the return of the Index does not breach the Threshold Percentage at the time of sale.  You can receive the full potential benefit of the Threshold Percentage only if you hold your Securities to maturity.

♦
The Participation Rate Applies Only at Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the Participation Rate and the return you realize may be less than the Index’s return even if such return is positive. You can receive the full benefit of the Participation Rate only if you hold your Securities to maturity.

♦	No Coupon Payments — Deutsche Bank AG will not pay any coupon payments with respect to the Securities.

♦
Risks Relating to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of your initial investment at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦
The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less than the Issue Price of the Securities — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates' expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

♦
Investing in the Securities Is Not the Same as Investing in the Index or the Stocks Composing the Index — The return on your Securities may not reflect the return you would realize if you were able to invest directly in the Index or the stocks composing the Index.

♦
There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Securities.

♦
Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date — While the payment(s) on the Securities described in this pricing supplement is based on the full Face Amount of your Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six and a quarter months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
Many Economic and Market Factors Will Affect the Value of the Securities — While we expect that, generally, the level of the Index will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the composition of the Index;

•	the market prices and dividend rates of the stocks composing the Index and changes that affect those stocks and their issuers;

•	the time remaining to the maturity of the Securities;

•	interest rates and yields in the market generally;

•	geopolitical conditions and a variety of economic, financial, political and regulatory or judicial events that affect the Index or the markets generally;

•	supply and demand for the Securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Because the Securities will be outstanding until the Maturity Date, their value may decline significantly due to the factors described above even if the level of the Index remains unchanged from the Initial Level, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the Securities to maturity to receive the stated payout from the Issuer.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the stocks composing the Index, and/or in futures, over-the-counter options, exchange-traded funds or other instruments with returns linked to the Index or the stocks composing the Index may adversely affect the market value of the stocks composing the Index, the level of the Index, and, therefore, the value of the Securities.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or Its Affiliates, in the Equity and Equity Derivative Markets May Affect the Value of the Securities —  We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Index and make it less likely that you will receive a positive return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Index. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors' trading and investment strategies related to the Securities.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the issuers of the stocks composing the Index, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. Deutsche Bank AG, as the calculation agent, will determine the Index Return and Payment at Maturity based on the closing level of the Index in the market. The calculation agent can postpone the determination of the Index Return or the Maturity Date if a market disruption event occurs on the Final Valuation Date. Deutsche Bank AG has determined the Issuer's estimated value of the Securities on the Trade Date and will determine the price, if any, at which Deutsche Bank AG or our affiliates would be willing to purchase the Securities from you in secondary market transactions.  In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities.

♦
We, Our Affiliates or Our Agents, or UBS AG or its Affiliates, May Publish Research, Express Opinions or Provide Recommendations that Are Inconsistent With Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Adversely Affect the Level of the Index and the Value of the Securities — We, our affiliates or our agents, or UBS AG or its affiliates, may publish research from time to time on financial markets and other matters that could adversely affect the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or our agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Index to which the Securities are linked.

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The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Examples at Maturity

The following table and hypothetical examples below illustrate the Payment at Maturity per $1,000 Face Amount of Securities for a hypothetical range of performances for the Index from -100.00% to +100.00%, reflect the Downside Participation Factor of 1.3333, the Threshold Percentage of -25.00% and the Participation Rate of 125.90% and assume an Initial Level of 2,000.00. The actual Initial Level is set forth on the cover of this pricing supplement and in “Final Terms.” The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual Payment at Maturity will be determined based on the Final Level on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table and in the examples below have been rounded for ease of analysis.

Final Level	Index Return (%)	Payment at Maturity ($)	Return on Securities (%)
4,000.00	100.00%	$2,259.00	125.90%
3,800.00	90.00%	$2,133.10	113.31%
3,600.00	80.00%	$2,007.20	100.72%
3,400.00	70.00%	$1,881.30	88.13%
3,200.00	60.00%	$1,755.40	75.54%
3,000.00	50.00%	$1,629.50	62.95%
2,800.00	40.00%	$1,503.60	50.36%
2,600.00	30.00%	$1,377.70	37.77%
2,400.00	20.00%	$1,251.80	25.18%
2,200.00	10.00%	$1,125.90	12.59%
2,000.00	0.00%	$1,000.00	0.00%
1,800.00	-10.00%	$1,000.00	0.00%
1,600.00	-20.00%	$1,000.00	0.00%
1,500.00	-25.00%	$1,000.00	0.00%
1,400.00	-30.00%	$933.33	-6.67%
1,200.00	-40.00%	$800.00	-20.00%
1,000.00	-50.00%	$666.67	-33.33%
800.00	-60.00%	$533.33	-46.67%
600.00	-70.00%	$400.00	-60.00%
400.00	-80.00%	$266.67	-73.33%
200.00	-90.00%	$133.34	-86.67%
0.00	-100.00%	$0.00	-100.00%

Example 1 — The Final Level of 2,200.00 is greater than the Initial Level of 2,000.00, resulting in an Index Return of 10.00%. Because the Index Return is 10.00%, Deutsche Bank AG will pay you a Payment at Maturity of $1,125.90  per $1,000 Face Amount of Securities (a return of 12.59%), calculated as follows:

$1,000 + ($1,000 x Index Return x Participation Rate)

$1,000 + ($1,000 × 10.00% x 125.90%) = $1,125.90

Example 2 — The Final Level is equal to the Initial Level of 2,000.00, resulting in an Index Return of zero. Because the Index Return is zero, Deutsche Bank AG will pay you a Payment at Maturity of $1,000 per $1,000 Face Amount of Securities (a return of 0.00%).

Example 3 — The Final Level of 1,800.00 is less than the Initial Level of 2,000.00, resulting in an Index Return of -10.00%. Because the Index Return is negative and the Index’s percentage decline from the Initial Level to the Final Level results in an Index Return that does not breach the Threshold Percentage of -25.00%, Deutsche Bank AG will pay you a Payment at Maturity of $1,000 per $1,000 Face Amount of Securities (a return of 0.00%).

Example 4 — The Final Level of 600.00 is less than the Initial Level of 2,000.00, resulting in an Index Return of -70.00%. Because the Index Return is negative and the Index’s percentage decline from the Initial Level to the Final Level results in an Index Return that breaches the Threshold Percentage of -25.00%, Deutsche Bank AG will pay you less than the full Face Amount, resulting in a loss of 1.3333% of the Face Amount for every 1.00% decline of the Index in excess of the Threshold Percentage, and the Payment at Maturity of $400.00 per $1,000 Face Amount of Securities (a return of -60.00%), calculated as follows:

$1,000 + [$1,000 × (Index Return - Threshold Percentage) x 1.3333]

$1,000 + [$1,000 × (-70.00% + 25.00%) x 1.3333] = $400.00

If the Index Return is negative and breaches the Threshold Percentage, you will incur a loss on the Face Amount of 1.3333% for each 1% decline in the level of the Index in excess of the Threshold Percentage. Under these circumstances, you will lose some or all of the Face Amount at maturity. Any payment on the Securities, including any repayment of the Face Amount at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.

The S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the shares of 500 companies as of a particular time as compared to the aggregate average market value of the shares of 500 similar companies during the base period of the years 1941 through 1943. On March 11, 2014, the sponsor of the S&P 500® Index announced that the sponsor will start including, on a case by case basis, multiple share class lines in the S&P 500® Index. This will result in the S&P 500® Index including more than 500 component shares while continuing to include only 500 component companies. The sponsor expects to revise the S&P 500® Index’s methodology to fully reflect a multiple share class structure by September 2015. This is just a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Dow Jones Indices – The S&P 500® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

The graph below illustrates the performance of the S&P 500® Index from January 2, 2008 to May 27, 2014. The closing level of the S&P 500® Index on May 27, 2014 was 1,911.91. We obtained the historical closing levels of the S&P 500® Index from Bloomberg, and we have not participated in the preparation or verified such information. The historical closing levels of the S&P 500® Index should not be taken as an indication of future performance and no assurance can be given as to the Final Level or any future closing level of the Index. We cannot give you assurance that the performance of the Index will result in a positive return on your initial investment and you could lose some or all of the Face Amount at maturity.

What Are the Tax Consequences of an Investment in the Securities?

In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, the Securities should be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Securities (including at maturity), and (ii) your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. The IRS or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.00 per $1,000 Face Amount of Securities. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to investors or to its affiliates at the price to public indicated on the cover of this pricing supplement. With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent for such sales at an Issue Price of $1,000 per Security and will not receive a sales commission. DBSI, one of the agents for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in this offering of the Securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Validity of Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee, pursuant to the senior indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the authentication of the Securities by the authenticating agent and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.